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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                            SCHEDULE 14A INFORMATION

                                Proxy Statement

       (Pursuant to Section 14(a) of the Securities Exchange Act of 1934)
                            ------------------------

    FILED BY THE REGISTRANT / /
    FILED BY A PARTY OTHER THAN THE REGISTRANT /X/
    CHECK THE APPROPRIATE BOX:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          STEEL OF WEST VIRGINIA, INC.
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                (Name of Registrant as specified in its Charter)
                               CPT HOLDINGS, INC.
                              J&L STRUCTURAL, INC.
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                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $
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     (5) Total fee paid:
         $
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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An Open Letter to Steel of West Virginia Stockholders:

Why are we trying to discuss a merger with SWVA?

Simply stated, our goal is to build a better company for its customers, employees and stockholders. We have said we are willing to a pay 39% premium over the closing price of the shares on the day before we made our offer public. We also made clear our willingness to negotiate all aspects of the transaction, including price.

A combined SWVA and J&L would have leading market share in the key manufactured housing and truck trailer components markets, and a combined company could more efficiently use the almost $90 million for modernization that the two companies currently plan to spend separately. These benefits are all the more important since two tough new competitors -- Nucor and Chaparral -- will be entering the marketplace for light steel.

Yet, while we have tried to talk about our proposal with the management of SWVA, they have continually refused to meet or even talk with us. And, they have proposed a number of measures to be voted on at the SWVA annual meeting -- an increase in the number of authorized common shares, the authorization of "blank check" preferred stock, and the elimination of your right to act by written consent -- that will permit management to limit the ability of stockholders to act in their own best interest.

                                  ASK YOURSELF WHY?

We believe that STOCKHOLDERS should retain control over the decisions that affect your company. Therefore, we ask you to

Vote FOR our non-binding resolution requesting that the SWVA board of directors enter into good faith negotiations with bidders for the company, including CPT, in an effort to negotiate the sale of the company; and

Vote AGAINST management's proposals to amend SWVA's Certificate of Incorporation.

We urge you to vote on these matters since they will help determine the future of your company. Let your voice be heard!

                                      Sincerely,

         William L. Remley                  Howell A. Breedlove
         President and CEO                  President and CEO
         CPT Holdings, Inc.                 J&L Structural, Inc.


IN ORDER TO VOTE FOR THE CPT PROPOSAL, YOU MUST RECEIVE A COPY OF THE CPT PROXY
          MATERIAL.  TO DO SO, PLEASE CALL D.F. KING & CO., INC. AT
                         1-800-735-3529 (TOLL FREE).



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CPT and J&L are soliciting proxies in connection with SWVA's Annual Meeting of
Stockholders (a) in favor of the adoption of a non-binding resolution requesting that SWVA's Board enter into good faith negotiations with qualified bidders for SWVA, including CPT, in an effort to negotiate the sale of SWVA and
(b) against the Board's proposals to amend SWVA's Certificate of Incorporation. The participants in this solicitation may include Mentmore, CPT and J&L. As of April 30, 1997, Mentmore and CPT are each record owners of 50 shares of SWVA common stock. The directors and executive officers of Mentmore and CPT may be deemed to beneficially own the shares of common stock owned by Mentmore and CPT. Other than as set forth herein, as of April 30, 1997, neither J&L, nor any of the directors and executive officers of Mentmore, CPT and J&L have any security holdings in SWVA.

Mentmore, CPT and J&L and their respective directors and executive officers, have an interest in the adoption by stockholders of the non-binding resolution and the disapproval by stockholders of the SWVA Board's proposals to amend the SWVA Certificate of Incorporation, due to the fact that CPT and J&L have approached SWVA with a merger proposal and vote by the stockholders in this manner may encourage SWVA's Board to entertain an offer from CPT and J&L. Except as discolosed above, to the knowledge of CPT and J&L, none of Mentmore, CPT and J&L and their respective directors and executive officers has any interest, direct or indirect, by security holdings or otherwise in SWVA.